Exhibit 10.1
Execution Version

TRANSITION SERVICES AGREEMENT
by and between
SOLARWINDS CORPORATION
and
N-ABLE, INC.
Dated as of July 16, 2021

TRANSITION SERVICES AGREEMENT
This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of July 16, 2021 and made effective as of the Distribution Date (the “Effective Date”), is entered into by and between SolarWinds Corporation, a Delaware corporation (“Parent”), and N-able, Inc., a Delaware corporation (“SpinCo”). “Party” or “Parties” means Parent or SpinCo, individually or collectively, as the case may be.
W I T N E S E T H:
WHEREAS, the Parties have entered into that certain Separation and Distribution Agreement, dated the date hereof (the “Separation Agreement”); and
WHEREAS, pursuant to the Separation Agreement, certain services are to continue to be provided by each Party to the other Party after the Effective Date upon the terms and conditions set forth in this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01    Certain Defined Terms.
(a)    Unless otherwise defined herein, all capitalized terms used herein shall have the same meanings as in the Separation Agreement.
(b)    The following capitalized terms used in this Agreement shall have the meanings set forth below:
(1)    “Business” means the Parent Retained Business or the SpinCo Business, as applicable.
(2)    “Change of Control” means, with respect to a Party, the occurrence after the Effective Date of any of the following: (a) the sale, conveyance or disposition, in one or a series of related transactions, of all or substantially all of the assets of such Party to a third party that is not an Affiliate of such Party prior to such transaction or the first of such related transactions; (b) the consolidation, merger or other business combination of a Party with or into any other Person, immediately following which the stockholders of the Party prior to such transaction fail to own in the aggregate the Majority Voting Power of the surviving Party in such consolidation, merger or business combination or of its ultimate publicly traded parent Person; or (c) a transaction or series of transactions in which any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) acquires the Majority Voting Power of such Party (other than in a reincorporation or similar corporate transaction in which each of such Party’s stockholders own, immediately thereafter, interests in the new parent company in substantially the same percentage as such stockholder owned in such Party immediately prior to such transaction).

(3)    “Facilities” means those facilities, equipment and software (including any Additional Facilities) to be provided by each Party and its Group as identified on the schedules attached hereto as such schedules may be amended from time to time.
(4)    “Force Majeure” means, with respect to a Party, an event beyond the reasonable control of such Party, including acts of God, storms, floods, riots, fires, sabotage, pandemics (including the novel coronavirus disease (“COVID-19”)), outbreaks of infectious disease or other public health crises, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure or interruption of networks or energy sources.
(5)    “Majority Voting Power” means a majority of the voting power in the election of directors of all outstanding voting securities of the Person in question.
(6)    “Parent Provider” means Parent or a Provider that is a member of the Parent Group.
(7)    “Provider” means the Party or its Affiliates providing a Service, an Additional Service, Facility or Additional Facilities under this Agreement.
(8)    “Provider Systems” means, with respect to each Service, the Information, IT Assets or Intellectual Property owned or controlled by Provider or any of its Affiliates that is required for Recipient’s use of the Services.
(9)    “Recipient” means the Party to whom a Service, an Additional Service, Facility or Additional Facilities is being provided under this Agreement.
(10)    “Recipient Systems” means, with respect to each Service, the Information, IT Assets or Intellectual Property owned or controlled by Recipient or any of its Affiliates that is required for Provider’s use of the Services.
(11)    “Services” means those services (including any Additional Services) to be provided the Parties and their respective Groups as identified on the schedules attached hereto as such schedules may be amended from time to time.
(12)    “SpinCo Provider” means SpinCo or a Provider that is a member of the SpinCo Group.
(13)    “SWNA” means SolarWinds North America, Inc., a wholly-owned subsidiary of Parent.
(14)    “SWI PH” means SolarWinds Software Asia Pte Ltd. Philippines Branch, a wholly-owned subsidiary of Parent.
ARTICLE II
SERVICES, FACILITIES AND DURATION
Section 2.01    Services; Facilities. Subject to and in accordance with the terms and conditions of this Agreement, from and after the Effective Time each Party, as a Provider, shall provide (or cause to be provided) to the other Party, as a Recipient, its respective Services and Facilities as set forth on the schedules to this Agreement.
Section 2.02    Compliance with Laws. Each Party agrees to comply, and to cause its Group to comply, with all Laws applicable to the provision, receipt or use of the Services and Facilities.
Section 2.03    Duration of Services and Facilities. Subject to Section 6.01 hereof, each Party, as a Provider, shall provide or cause to be provided to the respective Recipient each Service or Facility until the expiration of the period set forth next to such Service or Facility on the applicable schedules hereto or, if no such period is provided with respect to a particular Service or Facility, on the first day prior to the second anniversary of the Effective Date (in each case, the “Term”); provided, however, to the extent that a Provider’s ability to provide a Service or Facility, as the case may be, is dependent on the Recipient’s provision of data, Services, Facilities or other resources, the Provider’s obligation to provide, or cause to be provided, such Service or Facility shall be suspended until such time as the dependencies are met or provided.
Section 2.04    Additional Services and Additional Facilities. If, within six (6) months after the Effective Date, either Party identifies a service or facilities, equipment or software not included on a schedule and that the other Party provided during the twelve-month period prior to the Effective Date that the Party reasonably needs in order for its Business to continue to operate in substantially the same manner in which the Business operated prior to the Effective Date, then each Party shall use commercially reasonable efforts to provide, or cause to be provided (on terms to be agreed upon), such requested services (such additional services, the “Additional Services”) and/or facilities, equipment or software (the “Additional Facilities”). The Parties shall amend, in a writing signed by both Parties, the appropriate schedule to include such Additional Services or Additional Facilities (including the terms thereof and the termination date with respect thereto, which, for clarity, shall be no later than the end of the Term) and such Additional Services and Additional Facilities shall be deemed Services or Facilities, as applicable. Accordingly, the Party requested to provide such Additional Services or Additional Facilities shall provide, or cause to be provided, such Additional Services or Additional Facilities in accordance with the terms and conditions of this Agreement.
Section 2.05    Exception to Obligation to Provide Services or Facilities. Notwithstanding anything in this Agreement to the contrary, no Provider shall be obligated to provide any Services or Facilities if the provision of such Services or Facilities would violate any Law or any currently existing Contract to which the Provider or its Group are subject; provided, however, that each Party shall comply with Section 7.02 in obtaining any Consents necessary to provide such Services or Facilities.
Section 2.06    Standard of the Provision of Services or Facilities. The provision of Services and Facilities shall be provided in a commercially reasonable manner with the nature, quality, standard of care and at levels substantially consistent with the levels at which the same or similar services or access were provided by the applicable Provider during the twelve-month period immediately preceding the Effective Date. All of a Provider’s Services and Facilities shall be for the sole use and benefit of the Recipient.

Section 2.07    Change in Services or Facilities.
(a)The Provider may from time to time reasonably supplement, modify, substitute or otherwise alter the Services and Facilities provided in a manner that does not materially adversely affect the quality or availability of Services or Facilities or increase the Service Charges to the Recipient of such Services or Facilities. Subject to Section 2.07(b) and Section 2.07(c), if any such change by the Provider reasonably requires the Recipient to incur an increase in costs and expenses, to continue to receive and utilize the applicable Services or Facilities, the Provider shall be required to reimburse the Recipient for all such reasonable increases in costs and expenses. Upon request, the Recipient shall provide the Provider with reasonable documentation, to the extent such documentation is in the Recipient’s possession or control, to support the calculation of such increase in costs and expenses.
(b)If a change in Laws applicable to the Provider or the Recipient requires the Provider to make a change to the Services or Facilities or reasonably to incur additional costs and expenses in connection with providing such Services or Facilities, the Provider shall advise the Recipient as soon as reasonably practicable of such additional costs and expenses. Upon request, the Provider shall provide the Recipient with reasonable documentation, to the extent such documentation is in the Provider’s possession or control, to support the calculation of such additional costs and expenses. The Provider and Recipient will work together in good faith and make such changes as reasonably necessary to minimize any such additional costs and expenses. Subject to the foregoing, the Recipient shall be responsible for any and all such reasonably-incurred additional costs and expenses.
(c)If the Provider is required to (i) increase staffing, (ii) acquire, lease or license additional facilities, equipment or software, (iii) engage in significant capital expenditures or (iv) apply for or obtain additional third party Consents (other than renewals of any preexisting permits, licenses or authorizations) (clauses (i) to (iv), collectively, the “Service Changes”) in order to accommodate an increase in the use or level of any Service or Facilities by the Recipient, then the Provider shall inform the Recipient in writing of the Service Change and propose a plan for implementing the Service Change, in all cases to the extent practicable, before incurring any costs or expenses resulting from such Service Change. The Parties shall negotiate in good faith and mutually agree to adjust or change the Services and/or Facilities, including the Service Charges, if necessary, before the Provider is required to undertake any Service Change. If the Parties determine that the Provider shall undertake such Service Change, then the Parties shall amend the appropriate schedule in writing to include such Service Changes, and the Service Changes shall be deemed Services or Facilities hereunder. Accordingly, the Party requested to provide such Services or Facilities as amended by the Service Changes shall provide such Services, or cause such Services to be provided, in accordance with the terms and conditions of this Agreement at the agreed upon cost.
(d)A Recipient may from time to time request a reduction in part of the scope or amount of any Service or Facility. If requested to do so by the Recipient, the Provider agrees to negotiate in good faith appropriate reductions to the relevant Service Charges in light of all relevant factors including the costs and benefits to the Provider of any such reductions. The relevant schedule shall be updated to reflect any reduced Service or Facility agreed to in writing by the Parties. In the event that any Service or Facility is so reduced other than at the end of a month, the Service Charge associated with such Service or Facility for the month in which such Service or Facility is reduced shall be pro-rated accordingly.
Section 2.08    Subcontractors. A Provider may subcontract any of the Services or portion thereof to any other Person, including any Affiliate of the Provider; provided, however, that such other Person shall be subject to service standards and confidentiality provisions at least equivalent to those set forth herein, and such Provider shall in all cases remain primarily responsible for all of its obligations hereunder with respect to the Services provided by such subcontractor.
Section 2.09    Electronic Access. Each Party (the “Accessing Party”) agrees that, to the extent the other Party (the “Providing Party”) provides access to the Provider Systems or the Recipient Systems, as applicable, to the Accessing Party or the Accessing Party’s Affiliates in connection with the provision or receipt of Services hereunder, the Accessing Party shall, and shall cause its Affiliates to, use such Provider Systems or Recipient Systems, as applicable, only to the extent necessary to access such data, documents, drawings and computer software necessary to provide or receive the Services, and that such access and use shall be subject to such other restrictions on access or use as the Providing Party may reasonably require. The Accessing Party shall not, and shall not permit its Affiliates to, access any other data, documents, drawings or computer software, other than to such extent as may be required in order to use or receive the benefit of the Services (or as agreed in writing between the Parties). This restriction applies to viewing, approving and modifying of data. In providing and receiving information technology Services, the Providing Party shall have the right to implement, and the Accessing Party shall agree to and abide by, reasonable processes and controls under which there will be no greater threat to the Providing Party’s information technology operating environment than would exist in the absence of the provision or receipt of such Services, including: (i) requiring adherence to the Providing Party’s standard network security agreement, other policies directed to network security and other actions as are required to comply with Law; (ii) implementing technical and administrative safeguards to protect data and information, including industry-standard virus protection software, maintaining existing environments with respect to business continuation and disaster recovery and implementing disaster recovery plans; and (iii) providing, installing and maintaining network locations and telecommunications lines and equipment required to access such locations. The Parties shall, and shall cause their respective Providers to, exercise reasonable care in providing, accessing and using the Services and Facilities to prevent access to the Services and Facilities by unauthorized Persons.
Section 2.10    Telecommunications Matters. Notwithstanding any provision of this Agreement, the Parties acknowledge and agree that with respect to all telecommunications Services provided under this Agreement (as are specifically designated on the applicable portion of the schedule), each Provider is only acting to pass through such Services from the applicable telecommunications service vendor and shall not be deemed to be providing such telecommunications Services to Recipient or any of its Personnel.
Section 2.11    Intellectual Property License.

(a)Strictly in accordance with the terms of this Agreement and without affecting the rights and obligations of the Parties in the Separation Agreement and the Intellectual Property Matters Agreement, with respect to each of the Services:
(i)Each Recipient hereby grants to each Provider, and each Provider hereby accepts, a non-exclusive, non-transferable (subject to Section 8.07), worldwide right during the Term to access and use the Recipient Systems only to the extent necessary and for the sole purpose of performing the Provider’s obligations under this Agreement, and not for any other purpose; and
(ii)Each Provider hereby grants to each Recipient, and each Recipient hereby accepts, a non-exclusive, non-transferable (subject to Section 8.07), worldwide right during the Term to access and use the Provider Systems only to the extent necessary and for the sole purpose of performing the Recipient’s obligations under this Agreement, and not for any other purpose.
(b)For clarity, the limited rights to use the Recipient Systems and Provider Systems granted in this Section 2.11(a) for each of the Services will terminate at the end of the applicable Term and will under no circumstances survive the termination or expiration of this Agreement.
(c)Subject to the limited licenses in this Section 2.11, and unless the Parties expressly agree otherwise in the schedules to this Agreement or in a separate written agreement, each Party shall exclusively own any Intellectual Property that it creates, develops or invents in connection with the provision of any Services under this Agreement.
ARTICLE III
COSTS AND DISBURSEMENTS
Section 3.01    Costs and Disbursements.
(a)Each Recipient shall pay to the Provider a fee for the applicable Service or Facility as set forth therefor in the schedules, and with respect to an Additional Service or Additional Facility, the fee shall be the applicable Provider’s internal and external costs and expenses of providing such Additional Services or Additional Facilities as agreed between the Parties (each aggregate fee calculated in accordance with this provision constituting a “Service Charge” and, collectively, the “Service Charges”); provided, however, that any monthly fee for a Service or Facility not provided or made available hereunder for a full month shall be prorated for the portion of such month provided or made available. Except as set forth on a schedule hereto, and subject to Section 2.07, during the Term, the amount of a Service Charge for any Services or Facilities shall not increase, except to the extent that there is an increase after the Effective Date in the costs actually incurred by the Provider in providing such Services or Facilities as a result of (i) an increase in the rates or charges imposed by any third-party provider that is providing goods or services used by the Provider in providing the Services or Facilities (as compared to the rates or charges underlying a Service Charge), or (ii) an increase in the payroll or benefits (including any retention payments) for any personnel used by the Provider in providing the Services or Facilities.
(b)Parent shall, or shall cause SWNA and SWI PH to, deliver invoices generated by Netsuite to SpinCo in accordance with the terms hereof, beginning with the period beginning on the Effective Date and ending July 31, 2021 and, thereafter, on a monthly basis, on or prior to fifteenth day following the end of each succeeding month (in accordance with the terms hereof) for the duration of this Agreement (or at such other frequency as is consistent with the basis on which the Service Charges are determined) in arrears for the Service Charges due under this Agreement, together with such supporting documentation for the costs set forth in such invoices as may reasonably be requested by SpinCo to enable SpinCo to allocate the costs set forth in such invoices. For the avoidance of doubt, (i) such invoice issued by SWNA shall set forth Service Charges by Parent or Parent Providers offset by the Service Charges by SpinCo or SpinCo Providers; (ii) such invoice issued by SWI PH shall include Service Charges by Parent or Parent Providers without an offset by the Service Charges by SpinCo or SpinCo Providers; and (iii) SpinCo shall not issue an invoice to Parent. To the extent the Service Charges by Parent or Parent Providers set forth on an invoice exceed the Service Charges by SpinCo or SpinCo Providers, Parent shall pay, or cause to be paid, the amount of such invoice in accordance with the terms hereof and to the extent the Service Charges by SpinCo or SpinCo Providers set forth on an invoice exceed the Service Charges by Parent or Parent Providers, SpinCo shall pay, or cause to be paid, the amount of such invoice in accordance with the terms hereof. Each Party shall pay, or cause to be paid, the amount of such invoice by wire transfer or check to the other Party (or its designees) within thirty (30) days of the date of such invoice; provided that (i) any Contracts that prescribe other payment terms for any other individual Service or Facility shall continue to govern under the terms of such Contracts; and (ii) to the extent consistent with past practice with respect to Services or Facilities rendered outside the United States, payments may be required in local currency. If either Party fails to pay such amount by such date, such Party shall be obligated to pay to the other Party, in addition to the amount due, a late interest payment charge calculated at the annual rate equal to the “Prime Rate” as reported on the thirtieth day after the date of the invoice in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the thirty (30)-day payment period and the actual payment date, shall immediately begin to accrue and any such late payment interest charges shall become immediately due and payable in addition to the amount otherwise owed under this Agreement.
Section 3.02    No Right to Set-Off. Except as provided in Section 3.01(b), no Party shall be permitted to set-off, counterclaim or otherwise withhold any amount owed to the other Party under this Agreement on account of any obligation owed by the other Party that has not been finally adjudicated, settled or otherwise agreed upon by the Parties in writing; provided, however, that each Party shall be permitted to assert a set-off right with respect to any obligation that has been so finally adjudicated, settled or otherwise agreed upon by the Parties in writing against amounts owed by the other Party under this Agreement.

Section 3.03    Taxes. The Service Charges charged under this Agreement do not include any sales, use, value added, goods and services or similar Taxes (“Sales Taxes”) that may be imposed in connection with the Services or Facilities provided hereunder. In addition to the Service Charges, the Recipient shall pay and be responsible for and shall reimburse the Provider for any
Sales Taxes imposed in connection with any Services or Facilities provided to the Recipient hereunder; provided that the Recipient shall not be obligated to reimburse the Provider for such Sales Taxes if, and to the extent that, the Recipient has provided valid certificates or other applicable documentation that would eliminate or reduce the obligation of the Provider to collect and/or pay such Sales Taxes under Law; provided further, that the Provider shall identify separately, state on the invoice therefor, properly and timely collect from the Recipient, and remit as required by Law any such Sales Taxes, and shall provide a valid value added invoice for Taxes with respect to any such value added Sales Taxes, which invoice shall include information reasonably sufficient to verify that such Taxes have been paid or are payable in connection with the Services; and provided further, that each of the Recipient and the Provider shall be responsible for (a) any real or personal property Taxes on property it owns or leases; (b) franchise, margin, privilege and similar Taxes on its business; (c) the employment Taxes or contributions imposed on it or required from it with respect to its employees; and (d) Taxes based on its income, gross receipts or capital. Each Party shall cooperate and take any reasonably requested action in order to minimize any Sales Taxes, including providing any applicable sales and use Tax exemption certificates or other documentation necessary to support the characterization of Services and Facilities and any available explicit exemptions. Each Party agrees to provide to the other such information and data as reasonably requested from time to time and, at the request and expense of the requesting party, to fully cooperate, in connection with (i) the reporting of any Sales Taxes applicable to the Services; (ii) any audit relating to any such Sales Taxes; or (iii) any assessment, refund, claim or proceeding relating to any such Sales Taxes. The Recipient shall control any audit assessment, refund, claim, or proceeding in relation to such Sales Taxes. If the Recipient is required to withhold any Taxes from any amounts otherwise due and payable to the Provider pursuant to this Agreement, such amounts shall be timely remitted to the applicable taxing authority to the extent required by applicable Law and shall be treated for all purposes of this Agreement as having been paid to the relevant Person in respect of which such withholding was made.
Section 3.04    Records and Audits.
(a)Each Party shall, in accordance with applicable Law, maintain complete and accurate records of all books, records, receipts, invoices, reports, and other documents and information relating to the Services and Facilities provided under this Agreement in accordance with its standard accounting practices and procedures. The Provider shall retain such books, records, receipts, invoices and other documents and information and make them reasonably available, during ordinary business hours, to the Recipient and its auditors for a period of three (3) years from the close of each fiscal year of the Provider during which Services or Facilities were provided, for the purposes of verifying invoices submitted with respect to the provision of Services and Facilities or in connection with an external audit of the Recipient. As and when so reasonably requested by the Recipient for purposes of verifying invoices submitted to Recipient pursuant to Section 3.01, in connection with an external audit of the Recipient, or by a Governmental Entity, the

Provider will permit an inspection wherein the Provider will (a) make books and records concerning such invoices and the Services and Facilities available for inspection by such Persons as the Recipient designates as its authorized representatives; and (b) give Recipient’s authorized representatives reasonable access during regular business hours to facilities, officers, employees and other representatives of the Provider. If a third-party audit conducted by the Recipient determines that the Provider has overcharged the Recipient for Services or Facilities, Provider promptly will credit (or, if the Provider has ceased providing the relevant Services or Facilities such that the Recipient could not reasonably be expected to consume the credit balance under this Agreement, then the Provider promptly will refund) the Recipient for the amount of the overcharge plus interest thereon at a rate equal to the “Prime Rate” as reported on the date of payment in The Wall Street Journal (or, if such day is not a business day, the first business day immediately after such day), calculated on the basis of a year of 360 days and the actual number of days elapsed between the end of the original payment date and the date the amount is credited or refunded. The costs of the audit will be borne by the Recipient, and upon request the audit may be made available to the Provider.
(b)With respect to each Service, unless otherwise requested in writing by the Recipient, for the duration that each Service is provided under this Agreement: (i) the Provider will continue to operate the controls and perform the corresponding testing for such Service in the same manner as is performed as of the date of this Agreement; and (ii) the Provider will ensure the Recipient specific transaction remain in testing populations for Service applicable controls, such that transactions will be eligible for selection and testing by the internal audit function in respect of the Sarbanes-Oxley Act of 2002. The Provider will promptly notify the Recipient of any control deficiencies or changes to controls. In the event that the Provider reasonably determines that look-back procedures will be required for audit testing exceptions, the Provider will provide the Recipient a reasonable opportunity to evaluate the impact of such procedures.
ARTICLE IV
WARRANTIES AND COMPLIANCE
Section 4.01    Disclaimer of Warranties. Except as expressly set forth herein, the Parties acknowledge and agree that the Services and Facilities are provided as-is, that the Recipients assume all risks and Liability arising from or relating to its use of and reliance upon the Services and the Facilities and each Party and their respective Providers make no representation or warranty with respect thereto. EXCEPT AS EXPRESSLY SET FORTH HEREIN, EACH PARTY AND THEIR RESPECTIVE PROVIDERS HEREBY EXPRESSLY DISCLAIM ALL REPRESENTATIONS AND WARRANTIES REGARDING THE SERVICES AND THE FACILITIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ANY REPRESENTATION OR WARRANTY IN REGARD TO QUALITY, PERFORMANCE, NONINFRINGEMENT, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS OF THE SERVICES AND FACILITIES FOR A PARTICULAR PURPOSE.

Section 4.02    Compliance with Laws and Regulations. Each Party hereto shall be responsible for its own compliance with any and all Laws applicable to its performance under this Agreement. FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, EACH PARTY EXPRESSLY DISCLAIMS ANY EXPRESS OR IMPLIED OBLIGATION OR WARRANTY OF THE SERVICES THAT COULD BE CONSTRUED TO REQUIRE PROVIDER TO DELIVER SERVICES OR FACILITIES HEREUNDER IN SUCH A MANNER TO ALLOW A RECIPIENT TO ITSELF COMPLY WITH ANY LAW APPLICABLE TO THE ACTIONS OR FUNCTIONS OF THE RECIPIENT.
ARTICLE V
LIABILITY AND INDEMNIFICATION
Section 5.01    Limitation of Liability.
(a)    NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT (BUT WITHOUT LIMITING SECTION 5.02 OR SECTION 5.03), NEITHER PARTY NOR ANY MEMBER OF ITS GROUP SHALL HAVE ANY OBLIGATION OR LIABILITY TO THE OTHER WITH RESPECT TO THE MATTERS CONTEMPLATED BY THIS AGREEMENT, WHETHER ARISING IN CONTRACT (INCLUDING WARRANTY), TORT OR OTHERWISE, FOR ANY SPECIAL, INDIRECT, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR OPPORTUNITY COSTS, WHETHER FORESEEABLE OR NOT, EXCEPT, IN EACH CASE, TO THE EXTENT ASSESSED IN CONNECTION WITH (I) A THIRD PARTY CLAIM WITH RESPECT TO WHICH A PERSON AGAINST WHICH SUCH DAMAGES ARE ASSESSED IS ENTITLED TO INDEMNIFICATION HEREUNDER; OR (II) SUCH PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
(b)    IN NO EVENT SHALL THE AGGREGATE LIABILITY OF THE PROVIDER UNDER OR WITH RESPECT TO THIS AGREEMENT EXCEED THE GREATER OF (I) THE TOTAL AMOUNT PAID TO THE PROVIDER UNDER THIS AGREEMENT FOR THE PROVISION OF THE SERVICES AND FACILITIES DURING THE TWELVE (12) MONTH PERIOD IMMEDIATELY PRECEDING THE DATE ON WHICH SUCH INDEMNITY OBLIGATION AROSE; (II) THE INCREMENTAL COST OF SUCH PARTY PERFORMING OR OBTAINING THE SERVICE OR FACILITY; OR (III) THE INCREMENTAL COST OF SUCH PARTY OBTAINING THE SERVICE OR FACILITY FROM A THIRD PARTY.
Section 5.02    Indemnification.
(a)    Each Party, in its capacity as a Provider and on behalf of each member of its Group in its capacity as a Provider, shall indemnify, defend, and hold harmless the other Party, in its capacity as a Recipient and each member of the other Party’s Group (the “Recipient Indemnitees”) from and against any and all Indemnifiable Losses of the Recipient Indemnitees to the extent based upon, related to, arising out of or otherwise in connection with any Services or Facilities provided by the Provider Group to the extent such Indemnifiable Losses result from or arise out of the Provider Group’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or Facilities or (iii) gross negligence, recklessness or willful misconduct.
(b)    Each Party, in its capacity as a Recipient and on behalf of each member of its Group in its capacity as a Recipient, shall indemnify, defend and hold harmless the other Party, in its capacity as Provider and each member of the other Party’s Group (the “Provider Indemnitees”) from and against all Indemnifiable Losses of the Provider Indemnitees except to the extent such Indemnifiable Losses are based upon, related to, result from or arise out of the Provider Group’s (i) breach of this Agreement, (ii) violation of Laws in providing the Services or Facilities, or (iii) gross negligence, recklessness or willful misconduct.
(c)    The provisions of Section 5.02(a) and Section 5.02(b) shall, to the maximum extent permitted by applicable Law, be the sole and exclusive remedies of the Provider Indemnitees and the Recipient Indemnitees, as applicable, for any Indemnifiable Losses, whether arising from statute, principle of common or civil law, principles of strict liability, tort, contract or otherwise under this Agreement; provided, however, that nothing in the foregoing shall limit the right of a Party to seek specific performance pursuant to Section 8.3 of the Separation Agreement.
Section 5.03    Indemnification Procedures. The provisions of Sections 6.4, 6.5, 6.7 and 6.8 of the Separation Agreement shall govern any claims for indemnification under this Agreement; provided, that, for purposes of this Section 5.04, in the event of any conflict between the provisions of Sections 6.4, 6.5, 6.7 and 6.8 of the Separation Agreement and this Article V, the provisions of this Agreement shall control.
ARTICLE VI
TERMINATION
Section 6.01    Termination.
(a)    This Agreement may be terminated by a Party then not in breach of its obligations hereunder if the other Party is in material breach of this Agreement (unless the occurrence or materiality of such breach is subject to a good faith dispute between the Parties) and such breach is not corrected within thirty (30) days of a written notice of such breach from the non-breaching Party.
(b)    Without prejudice to any rights with respect to a Force Majeure:
(i)    in a Recipient may from time to time terminate this Agreement with respect to any Service or Facility: (A) for any reason or no reason upon providing at least thirty (30) days’ prior written notice of such termination to the Provider (unless a shorter or longer notice period is specified in the schedules to this Agreement or in a third party agreement to provide Services or Facilities) or (B) if the Provider has failed to perform any of its material obligations under this Agreement with respect to such Service or Facility, and such failure shall continue uncured for a period of thirty (30) days after receipt by the Provider of written notice of such failure (unless such failure is subject to a good faith dispute between the Parties); or
(ii)    a Provider may terminate this Agreement with respect to one or more Services or Facilities, in whole but not in part, at any time upon providing at least sixty (60) days’ prior written notice to the Recipient, if the Recipient has failed to perform any of its material obligations under this Agreement relating to such Services or Facilities, and such failure shall continue uncured for a period of thirty (30) days after receipt by Recipient of a written notice of such failure (unless such failure is subject to a good faith dispute between the Parties). The relevant schedule shall be updated to reflect any terminated Service or Facility. In the event that the effective date of the termination of any Service or Facility is a day other than at the end of a month, the Service Charge associated with such Service or Facility shall be pro-rated accordingly.
(c)    Except as may be provided in the schedules to the Agreement, no advance notice shall be required to terminate any Service or Facility in connection with the expiration of the Service or Facility as set forth in the schedules to this Agreement.
Section 6.02    Effect of Termination.
(a)    Upon termination of any Service or Facility in accordance with the terms of this Agreement, the Provider shall have no further obligation to provide the terminated Service or Facility, and the Recipient shall have no obligation to pay any Service Charges relating to any such Service or Facility; provided that the Recipient shall remain obligated to the Provider for the Service Charges owed and payable in respect of Services or Facilities provided prior to the effective date of termination; provided further, that (i) to the extent costs and expenses are incurred by a Provider in connection with Recipient’s request to terminate or reduce Services or Facilities, the Recipient shall be obligated to pay for costs resulting from termination or reduction and (ii) to the extent costs and expenses are incurred by the Recipient in connection with the Provider’s request to terminate or reduce Services and Facilities, the Provider shall be obligated to pay for costs resulting from such termination or reduction.
(b)    The Parties acknowledge and agree that (a) there may be interdependencies among the Services and Facilities being provided under this Agreement; (b) upon the request of either Party, the Parties shall cooperate and act in good faith to determine whether (i) any such interdependencies exist with respect to the particular Service or Facility that a Party is seeking to terminate or reduce and (ii) a Party’s ability to provide or receive a particular Service or Facility would be adversely affected by the termination or suspension of another Service or Facility; and (c) if such interdependencies exist, the Parties shall negotiate in good faith to amend any such impacted Services or Facilities, which amendment shall be consistent with the terms of comparable Services or Facilities.

(c)    In connection with the termination of any Service or Facility, the provisions of this Agreement not relating solely to such terminated Service or Facility shall survive any such termination, and in connection with a termination of this Agreement, Article I, Article IV, Article V, this Article VI, Article VII, Article VIII, and Liability for all due and unpaid Service Charges shall continue to survive indefinitely.
Section 6.03    Force Majeure.
(a)    No Party (or any Person acting on its behalf) shall have any Liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure; provided that (i) such Party shall have exercised commercially reasonable efforts to minimize the effect of Force Majeure on its obligations; and (ii) the nature, quality and standard of care of the Services and/or Facilities provided by the Provider after a Force Majeure shall be substantially the same as the nature, quality and standard of care that the Provider provides prior thereto. In the event of an occurrence of a Force Majeure, the Party whose performance is affected thereby shall give notice of suspension as soon as reasonably practicable to the other stating the date and extent of such suspension and the cause thereof, and such Party shall resume the performance of such obligations as soon as reasonably practicable after the removal of the cause.
(b)    If, as a result of a Force Majeure, a suspension of Services or Facilities shall continue or be expected to continue for a period of at least thirty (30) days, during the period thereof, the Recipient shall be (i) entitled to seek at Recipient’s cost an alternative provider of such Services or Facilities, (ii) entitled to permanently terminate such Services or Facilities and (iii) relieved of the obligation to pay Service Charges for the provision of such Services or Facilities throughout the duration of such Force Majeure and, in the event of termination, thereafter.
ARTICLE VII
MANAGEMENT AND CONTROL
Section 7.01    Cooperation.
(a)    During the Term, each Party shall use its commercially reasonable efforts to cooperate with the other Party with respect to the provision of Services and Facilities and in responding to such the other Party’s reasonable requests for information related thereto. Neither Party shall knowingly take, directly or indirectly, any action which would substantially interfere with or increase the cost to the other Party of providing, receiving, accessing or enjoying the use of any of the Services or Facilities. Without limiting the foregoing, each Party shall provide the other Party (upon a showing of legitimate business purpose) with reasonable access to records and personnel related to the Services and Facilities.

(b)    To the extent the Parties or a member of their respective Group have entered into any third-party Contracts in connection with any of the Services or Facilities, the Recipient shall comply with the terms of such Contracts to the extent consistent with the terms of this Agreement.
Section 7.02    Required Consents. Each Party, as a Provider, shall use commercially reasonable efforts to obtain any and all third party Consents necessary or advisable to allow such Party to provide the Services and Facilities; provided, however, that the costs of such Consents shall be paid by the Recipient. Each Party shall provide written evidence of receipt of any required Consents to the other Party upon such other Party’s request.
Section 7.03    Primary Points of Contact for Agreement.
(a)    Appointment and Responsibilities. Each Party shall appoint an individual to act as the primary point of operational contact for the administration and operation of this Agreement (the “Transition Manager”). Each Party’s Transition Manager shall have overall responsibility for coordinating, on behalf of such Party, all activities undertaken by such Party hereunder, including the performance of obligations hereunder, the coordination of the provision and receipt of Services and Facilities, acting as a day-to-day contact with the other Party and making available to the other Party the data, facilities, resources and other support required by the other Party to be able to provide or receive the Services and Facilities, all in accordance with the requirements of this Agreement. Each Party may replace its Transition Manager from time to time upon written notice to the other Party. Each Party shall use commercially reasonable efforts to provide at least thirty (30) days’ prior written notice to the other Party of any such change.
(b)    Review Meetings. The Transition Managers shall meet at least monthly to review each Party’s performance under this Agreement and the provision and receipt of the Services and Facilities.
Section 7.04    Steering Committee. Each Party shall appoint four (4) persons (one of whom will always be such Party’s Transition Manager) to serve on a steering committee (the “Steering Committee”) to oversee the Parties’ performance of their respective obligations under this Agreement and the provision and receipt of the Services and Facilities. Either Party may change its Steering Committee members from time to time upon written notice to the other Party. In addition, the Parties may mutually agree to increase or decrease the size, purpose or composition of the Steering Committee in an effort for the Providers to further the purposes of this Agreement. The Steering Committee shall meet once a month or at such other frequency as mutually agreed by the Parties.
Section 7.05    Personnel.
(a)    The Provider of any Service or Facility shall make available to the Recipient of such Service or Facility such personnel as may be reasonably necessary to provide such Service or Facility, in accordance with such Provider’s standard business practices. Subject to Section 7.05(c), the Provider shall have the right, in its reasonable discretion, to (i)

designate which personnel it will assign to provide such Service or Facility, and (ii) remove and replace such personnel at any time.
(b)    The Provider of any Service or Facility shall be solely responsible for all salary, employment and other benefits of and Liabilities relating to the employment or contracting of Persons employed or contracted by such Provider. Subject to Section 7.05(c), in performing their respective duties hereunder, all employees and other representatives of a Provider shall be under the sole direction, control and supervision of such Provider, and such Provider shall have the sole right to exercise all authority with respect to such Persons (including the termination, assignment and compensation thereof).
(c)    With respect to those Persons listed on Schedule 7.05(c), each Provider shall use commercially reasonable efforts to inform the Recipient prior to the removal, replacement, termination of employment or resignation of any employee or other personnel assigned to the provision of Services or Facilities, and the Parties shall consult in good faith with respect thereto to ensure the uninterrupted performance of the Parties’ obligations hereunder. If any such change by a Provider causes the Recipient to incur costs and expenses to continue to receive and utilize the Services or Facilities in the same manner and quality as prior to such change, the Provider shall be required to reimburse the Recipient for all such reasonable costs and expenses.
Section 7.06    No Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute any party acting as an agent of another unaffiliated party in the conduct of such other party’s business. Each Party shall act as an independent contractor and not as the agent of the other Party in performing its obligations under this Agreement.
ARTICLE VIII
MISCELLANEOUS
Section 8.01    Treatment of Confidential Information.
(a)    The provisions of Section 7.6 of the Separation Agreement shall govern the treatment of Confidential Information hereunder.
(b)    Each Party shall comply in all material respects with all applicable state, federal and foreign import-export and privacy, security and data protection Laws that are or that may in the future be applicable to the provision of Services or Facilities hereunder.
Section 8.02    Entire Agreement; Construction. This Agreement, including the schedules, and the Separation Agreement and other Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any schedule hereto, the schedule shall prevail. In the event of any conflict between this Agreement and the Tax Matters Agreement, the terms and conditions of the Tax Matters Agreement shall govern.

Section 8.03    Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to each of the Parties.
Section 8.04    Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 8.04):
To Parent:
SolarWinds Corporation
7171 Southwest Parkway
Building 400
Austin, Texas
Attn: Parent Transition Manager and General Counsel
Email: general_counsel@solarwinds.com
To SpinCo:
N-able, Inc.
301 Edgewater Dr., Suite 306
Wakefield, Massachusetts 01880
Attn: SpinCo Transition Manager and General Counsel
Email: general_counsel@n-able.com
Section 8.05    Amendments; Consents; Waivers. No amendment or other modification of this Agreement or any schedule hereto shall be effective unless in a writing signed and delivered by both Parties hereto. Any consent or waiver required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such consent or waiver and shall be effective only against such Party (and its Group).
Section 8.06    Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) a Subsidiary of a Party, or (ii) a bona fide unaffiliated third party in connection with a Change of Control of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant party hereto by operation of law or otherwise; provided however that, unless otherwise agreed by the non-assigning Party or in connection with a Change of Control of a Party as described above, no assignment permitted by this Section 8.06 shall release the assigning Party from Liability for the full performance of its obligations under this Agreement.
Section 8.07    Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted assigns.
Section 8.08    Payment Terms. Without the consent of the party receiving any payment under this Agreement specifying otherwise, all payments to be made by either Parent or SpinCo under this Agreement shall be made in US Dollars. Except as expressly provided herein, any amount which is not expressed in US Dollars shall be converted into US Dollars by using the exchange rate published on Bloomberg at 5:00 pm Eastern Standard time (EST) on the day before the relevant date or in the Wall Street Journal on such date if not so published on Bloomberg.
Section 8.09    Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.
Section 8.10    Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, Liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.
Section 8.11    Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
Section 8.12    Schedules. The schedules to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
Section 8.13    Governing Law. This Agreement and any dispute arising out of, in connection with or relating to this Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof.
Section 8.14    Dispute Resolution. The provisions of Article VIII of the Separation Agreement shall govern any Dispute under or in connection with this Agreement. The Parties agree that the SpinCo Transition Manager and the Parent Transition Manager shall be designated to negotiate any dispute arising out of this Agreement in accordance with Section 8.1 of the Separation Agreement.
Section 8.15    Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 8.16    Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Wherever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “dollar” or “$” contained herein are to United States Dollars (unless otherwise specified). The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
Section 8.17    No Waiver. No failure to exercise and no delay in exercising, on the part of any Party, any right, remedy, power or privilege hereunder shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Signature Page Follows.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

SOLARWINDS CORPORATION

By:	/s/ J. Barton Kalsu
Name:	J. Barton Kalsu
Title:	Executive Vice President, Chief
Financial Officer

N-ABLE, INC.

By:	/s/ John Pagliuca
Name:	John Pagliuca
Title:	President, Chief Executive Officer